Exhibit 99.1

Public Relations

News from Aon

FOR IMMEDIATE RELEASE

Aon Settles Investigations By Five Agencies In Three States

CHICAGO, IL, March 4, 2005 – Aon Corporation (NYSE: AOC) has reached a comprehensive agreement with five agencies in three states to settle investigations relating to contingent commissions and other business practices that may have created actual or potential conflicts of interest.

Parties involved in the settlement, in which Aon admits no wrongdoing or liability, include the attorneys general of New York, Illinois and Connecticut as well as the insurance departments of New York and Illinois.  The settlement involves no fines or penalties.

Elements of the comprehensive agreement include:

•                  Creation of a $190 million fund to provide compensation to eligible U.S. clients with policies incepted or renewed between January 1, 2001, and December 31, 2004.

•                  Commitment to new business practices that include heightened disclosure of remuneration and the elimination of practices that may have posed conflicts of interest.

•                  Establishment of a Compliance Committee of the Aon Board of Directors.

Under the terms of the settlement, Aon will be contacting U.S. policyholders who may be eligible for payments from the fund.  The size of the payments will be calculated with a formula approved by other parties to the settlement.  Additional information about the fund will be available on Aon’s web site (www.aon.com).

Patrick G. Ryan, Aon chairman and chief executive officer, said, “Aon now has these investigations behind us and can move forward with renewed focus on our clients.   We are enhancing policies, practices and controls; setting new, higher standards for service excellence; and re-energizing our commitment to safeguarding the trust that clients put in our 48,000 people every day.”

Mr. Ryan added, “While we do not agree with a number of allegations in the complaints, the settlement permits us to look to the future.  I believe that the business reforms emerging from these investigations establish a model that can be — and should be — embraced by the whole industry.  Clients have every right to expect transactions that are transparent and free of even any appearance of conflicts of interests.”

The settlement included a statement by Mr. Ryan in which he apologized and acknowledged that some Aon personnel engaged in improper conduct that violated the principles embodied in Aon’s Code of Conduct and Aon Values.   However, Aon reaffirmed its previous statements that its internal review had found no evidence of price fixing, bid rigging or the solicitation of fictitious quotes.  In addition, there is no evidence of the antitrust offense of tying, and the complaints did not include such allegations.

Aon has previously announced that it would eliminate contingent commissions effective after October 1, 2004.  The elimination of contingent commissions was also an element of the settlement agreement.

Risk Management  •  Insurance and Reinsurance Brokerage  •  Human Capital & Management Consulting  •  Outsourcing

News from Aon

Aon has established a reserve of $180 million, representing the present value of the $190 million settlement amount.  The settlement will be funded in three installments.  Separately, Aon has established a $40 million reserve in connection with related litigation matters. The financial impact of these actions is approximately $0.32 cents per diluted share, net of the previously booked reserves of $50 million, and will be recorded in the fourth quarter of 2004.

The company has scheduled an 11 a.m. CST (Friday, March 4) investment community teleconference to review the settlement and its financial implications.  The teleconference will also be accessible via webcast through www.aon.com.

About Aon

Aon Corporation (www.aon.com) is a leading provider of risk management services, insurance and reinsurance brokerage, human capital and management consulting, and specialty insurance underwriting. The company employs approximately 48,000 professionals in its 500 offices in more than 120 countries.  Backed by broad resources, industry knowledge and technical expertise, Aon professionals help a wide range of clients develop effective risk management and workforce productivity solutions.

Contacts:

Gary Sullivan, Public Relations, +1 312 381 2467

Al Orendorff, Public Relations, +1 312 381 3153

Craig Streem, Investor Relations, +1 312 381 3983

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors.  Potential factors that could impact results include the general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, exchange rates, rating agency actions, resolution of pending regulatory investigations and related issues, including those related to compensation arrangements with underwriters, pension funding, ultimate paid claims may be different from actuarial estimates and actuarial estimates may change over time, changes in commercial property and casualty markets and commercial premium rates, the competitive environment, the actual costs of resolution of contingent liabilities and other loss contingencies, and the heightened level of potential errors and omissions liability arising from placements of complex policies and sophisticated reinsurance arrangements in an insurance market in which insurer reserves are under pressure.  Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, is contained in the Company’s filings with the Securities and Exchange Commission.

Risk Management  •  Insurance and Reinsurance Brokerage  •  Human Capital & Management Consulting  •  Outsourcing